Exhibit 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment (this “Amendment”) is made effective as of June 15, 2007, and is entered into by and between Replidyne, Inc. (the “Company”), and Roger Echols (“Employee”) and, together with the Company, the “Parties”).
RECITALS
     WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated April 19, 2006 (the “Employment Agreement”);
     WHEREAS, in order to reflect the final terms and conditions related to Employee’s change in control benefits and certain other changes to the Employment Agreement, the Parties desire to amend certain terms of the Employment Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.	All capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.

2.	The introductory paragraph of the Employment Agreement is hereby amended and restated to reflect this Amendment, and will now read in its entirety as follows:
     This Employment Agreement (the “Agreement”) is made as of this 19th day of April, 2006, and amended effective June 15, 2007, by and between Replidyne, Inc., (the “Company”), and Roger Echols (“Employee”) (collectively, the “Parties”).
     Whereas, the Company wishes to continue to employ Employee and to assure itself of the continued services of Employee on the terms set forth herein;
     Whereas, Employee wishes to be so employed under the terms set forth herein;
     Whereas, Employee and the Company are parties to that certain Offer Letter dated November 29, 2004;
     Whereas, the Parties desire to amend and restate the Offer Letter to reflect certain additional and revised terms of Employee’s employment; and

     Whereas, the Parties intend that this Agreement, as amended, shall supersede and replace any similar agreements that presently exist or may have previously existed between the Parties regarding the terms of Employee’s employment with the Company.
3.	Section 7 of the Employment Agreement is amended and restated to read in its entirety as follows:
7. Bonus. Employee may be eligible to receive an annual performance bonus of up to 40% of his Base Salary subject to employment taxes, withholding and deductions (“Bonus”) based upon Employee’s achievements of certain milestones and performance objectives established by the Company (“Variable Incentive Bonus Plan”). Except as expressly provided otherwise herein, Employee must remain employed with the Company throughout the applicable bonus year in order to be eligible for any Bonus. The Board of Directors, in its sole discretion, shall determine the extent to which Employee has achieved the performance targets upon which Employee’s Bonus is based, and the amount of Bonus to be paid to Employee, if any. Bonuses are not earned until they are approved in writing by the Board of Directors.
4.	Section 10(f) of the Employment Agreement is amended and restated to read in its entirety as follows:
     (f) Definition of Good Reason. Employee may voluntarily terminate Employee’s employment for “Good Reason” by notifying the Company in writing, within thirty (30) days after the occurrence of one of the following events taken without Employee’s consent, that Employee intends to terminate Employee’s employment for Good Reason on the thirtieth (30th) day following the Company’s receipt of Employee’s notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period: (i) a reduction in Employee’s Base Salary, bonus (if any) or benefits that would materially diminish the aggregate value of Employee’s total compensation and benefits; (ii) the assignment to Employee of duties that are substantially and materially inconsistent with the position held by Employee prior to the Change in Control and that are not a reasonable advancement of Employee’s position within the Company; or (iii) a material change in geographic location (more than 50 miles) from Employee’s current principal place of performing services on behalf of the Company.
5.	Section 11(b) of the Employment Agreement is amended and restated to read in its entirety as follows:
     (b) Change of Control Termination. If within the thirteen (13) months immediately following a Change in Control or the one (1) month immediately preceding a Change in Control: (i) Employee is involuntarily terminated by the Company (or its successor entity) other than for Cause or (ii) Employee voluntarily terminates his employment with the Company (or its successor entity) for Good Reason (either constituting a “Change of Control Termination”), and in each case Employee signs a Release and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the Severance Benefits set forth in Paragraph 10(d). In addition, the Company will vest all of the shares subject to the options and such vesting shall occur upon the occurrence of the Change of Control in the case of a Change of Control Termination occurring prior to the Change in Control or upon termination in the case of a Change of Control Termination occurring after the Change of Control. All other terms and conditions set forth in the options, the Plan, and the applicable stock option agreements shall remain in full force and effect.
Employee shall also be eligible to receive a bonus equal to the average of Employee’s annual bonus for the two years prior to such Change in Control Termination to be paid at the same time as bonuses are paid pursuant to the Company’s policy.
6.	Section 12 of the Employment Agreement is amended and restated to read in its entirety as follows:
12. Deferred Compensation. Severance Benefits and Change of Control Severance Benefits pursuant to Sections 10(d) and 11(b) above, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until 6 months after Executive’s separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.
7.	Except as set forth above, the Employment Agreement, as amended, shall remain in full force and effect in accordance with its terms.
8.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state.

10.	This Amendment shall be effective upon its execution by each of the Company and Employee.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

/s/ Roger Echols
Roger Echols

REPLIDYNE, INC.
By:	/s/ Kenneth J. Collins
	Name:	Kenneth J. Collins
	Title:	Chief Executive Officer

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